Exhibit 5.1


October 18, 2004


The Project Group, Inc.
333 N. Sam Houston Parkway E., Suite 275
Houston, Texas 77060

      Re:   Form S-8 Registration Statement

Gentlemen:

      You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of The Project Group, Inc. (the "Company") covered by a Form S-8 Registration Statement, as amended through the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

      1. 6,000,000 shares of common stock, $0.001 par value (the "Shares"), issuable upon the exercise of various options, issued, or to be issued, pursuant to the Company's 2003 Employee Stock Option Plan, as amended (the "Plan").

      In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, Bylaws, and the Minutes of its Board of Directors and Shareholders meetings, the Plan, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion.

      Based on the foregoing, it is our opinion that, after the Registration Statement becomes effective and the Shares have been issued and delivered as described therein, the Shares will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name in the Registration Statement.



                                   Sincerely,

                                   /s/ Michael W. Sanders

                                   Michael W. Sanders